Univar Europe Limited

Aquarius House

6 Mid Point Business Park

Thornbury, Bradford   BD3 7A8

Dear David,

Secondment to Univar USA Inc.

I am writing to confirm the arrangements that have been agreed between us in connection with your secondment to Univar USA Inc. (the Host). The terms of this letter are conditional upon your being granted all necessary permissions to work in the United States by the appropriate authorities.

1.                       You shall remain employed by Univar Europe Limited (the Company) during the secondment and your current terms of employment shall remain unchanged, except as set out in this letter. In particular, your period of continuous employment will remain unbroken.

2.                       The secondment shall commence on 1 June 2016 and shall continue until terminated:

2.1.1             on two months' written notice from either the Host or the Company; or

2.1.2             on the termination of your employment in accordance with the terms of your contract.

3.                       During the secondment you shall:

3.1.1             continue to abide by the terms of your employment contract dated 10 January 2011 (the Contract);

3.1.2             act as Executive Vice President and President Univar USA and LATAM. You shall carry out any work that is reasonably required of you by the Company at the Host's request and in the Host's business;

3.1.3             continue to report to, and be managed by, Erik Fyrwald or successor;

3.1.4             work at the Host's premises at Downers Grove, IL; and

3.1.5             comply with the Host's employment practices and policies.

4.                       During the secondment, a number of specific changes shall be made to the Contract. The specific changes are as follows:

4.1                  for the purposes of clauses 2.1 and 2.2 of the Contract, your job title and place of work will change as set out in this secondment letter;

4.2                  for the purposes of clause 4.1 of the Contract, your normal working hours will change to 8:00am to 5:00 pm;

4.3                  for the purposes of clause 5 of the Contract, your base salary will change to $550,000 per year (or GBP equivalent);

4.4                  for the purposes of clause 7 of the Contract, your current bonus entitlement will cease. You will, instead, participate in the Univar Management Incentive Plan with an 80% of salary bonus target ($440,000).  The plan permits the opportunity to earn up to 160% (2 times target) of salary for exceptional performance.  Your bonus under this plan will be pro-rated between EMEA and Univar Inc results based on your relative time service for these regions. The MIP targets and design are subject to annual review and approval of the Compensation Committee of the Board of Directors.  Details on your incentive will be outlined annually in a MIP target opportunity letter and are subject to the terms and conditions in the MIP plan document;

4.5                  clause 13.3 of the Contract shall cease to apply and shall be replaced with the following provision:

Termination.  The following provisions shall apply upon termination of your employment under applicable circumstances as set forth below. Any amount payable to you under this Section 4.5 shall be subject to all applicable federal, state and local withholdings, or payroll or other taxes. Except as set forth in this Section 4.5, upon termination of employment, Executive shall not be entitled to further payments, severance or other benefits arising under this Agreement or from Executive’s employment with Univar or its termination, except as required by law.

If Company terminates with Cause or by you without Good Reason.  If Company terminates your employment for Cause or if you terminate your employment without Good Reason, you shall be paid unpaid wages and unused accrued vacation earned through the termination date.

“Cause,” as used herein, shall mean your (i) willful and continued failure to perform his material duties with respect to Company, Host or their affiliates (except where due to a physical or mental incapacity) which continues beyond fifteen (15) business days after a written demand for substantial performance is delivered to you, (ii) conviction of or plea nolo contendere to (A) the commission of a felony by you, or (B) any misdemeanor that is a crime of moral turpitude, (iii) your willful or gross misconduct in connection with his employment duties, or (iv) breach of the non-competition, non-solicitation or confidentiality covenants to which you are subject. No act on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that such action was in the best interest of Company or Host. No failure of you to achieve performance goals, in and of itself, shall be treated as a basis for termination of your employment for Cause.

“Good Reason,” as used herein, shall mean (i) a material reduction in your base salary or a material reduction in annual incentive compensation opportunity, in each case other (a) than any isolated or inadvertent failure by Company or Host that is not in bad faith and is cured within thirty (30) business days after you give notice to Company or Host of such event and (b) a reduction which is applicable to all employees in the same salary grade as Executive; (ii) a material diminution in Executive’s title, duties and responsibilities, other than any isolated or inadvertent failure by Company that is not in bad faith and is cured within thirty (30) business days after you give Company notice of such event; or (iii) the failure of a successor to have assumed this Agreement in connection with any sale of the business, where such assumption does not occur by operation of law, provided that in order for an event described in this Section to constitute Good Reason, you must provide notice to Company within ninety (90) business days of the initial existence of such event.

If Company terminates for reasons other than for Cause or Total Disability or by you for Good Reason.  If Company terminates your employment for reasons other than for Cause or Total Disability, or if you terminate your employment for Good Reason in the absence of Cause, the Company shall pay to you the amounts and benefits, and cause the vesting as set forth in this Section 3.2; provided, however, that Executive’s entitlement to the amounts described in 4.5(a) and 4.5(b) below is conditioned upon Executive executing and not revoking a release substantially in the form reasonably requested by Company or Host (the “Release”) within the applicable 21 or 45 day time period provided for therein (the “Applicable Release Period”); provided, however, that in any case where the first and last days of the Applicable Release Period are in two separate taxable years, any payments required to be made to Executive that are treated as deferred compensation for purposes of Code Section 409A shall be made in the later taxable year, promptly following the conclusion of the Applicable Release Period.

4.5(a) Unpaid wages and unused accrued vacation earned through the termination date;

4.5(b) A severance payment, payable in a lump sum payment not later than fifteen (15) days following the termination date, an amount equal to the sum of (A) twelve (12) months of the Annual Base Salary plus (B) one (1) times the Target Bonus for the year in which Executive’s employment terminates; and

Total Disability.  If Company or you terminate your employment due to your Total Disability (as defined in the Host long-term disability plan), Univar shall pay to you unpaid wages and unused accrued vacation earned through the termination date, and the Target Bonus stated in 4.5(b).

Death.  If your employment terminates due to death, the Company shall pay to your estate the unpaid wages and unused accrued vacation earned through the termination date, and the Target Bonus stated in Section 4.5(b).

5.                       During the secondment:

5.1.1             you should continue to stay in contact with Chris Oversby or  successor on a regular basis and, in particular, keep them informed of any issues that arise and any absences from work;

5.1.2             you should continue to keep in touch with developments at the Company;

5.1.3             you should talk to Dianna Sparacino or successor if you have any issues or concerns about your secondment or the work that you are doing; and

5.1.4             the Company will conduct any appraisals and pay reviews in the usual way and will deal with any grievances or any concerns about your conduct or performance. In all cases it will consult the Host before taking any action.

6.                       The Company shall continue to pay your salary in the normal way and you shall continue to participate in the Company’s benefit schemes (as set out in the Contract) on the current basis.

7.                       Any expenses claims arising during your secondment must be submitted to Erik Fyrwald in accordance with the Host's normal procedures.

8.                       You consent to the Company providing relevant information about you to the Host in connection with the secondment.

9.                       Your Contract currently requires you to keep the Company's confidential information and trade and business secrets confidential. This is particularly important while you are on secondment to the Host. You should also respect the confidentiality of any similar information relating to the Host to which you have access during the secondment.

Please sign the enclosed copy of this letter and return it to Dianna Sparacino to indicate your agreement to the terms in this letter.

Yours sincerely,

/s/ Stephen Landsman

For and on behalf of Univar Europe Limited

I hereby agree to the above changes to the terms of my employment.

Signed /s/ David Jukes

by David Jukes

Date 18.4.16

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